EXHIBIT 2.1

                               EXCHANGE AGREEMENT


      EXCHANGE AGREEMENT dated December 14, 1997 among GTB COMPANY, ("GTB") a Florida corporation; WESTMARK GROUP HOLDINGS, INC., ("Westmark") a Delaware corporation, and GREENWORLD TECHNOLOGIES, INC. ("Greenworld") a Nevada corporation, all of the outstanding stock of which is owned by Westmark.

                              PRELIMINARY STATEMENT

      The parties have asserted various rights and claims among themselves with respect to, among other things

1. Shares of Westmark Series E Preferred Stock issued to GTB (the "Series E Preferred Stock").

2. Advances made by Westmark to Greenworld for operations and otherwise, (the "Westmark Greenworld Advances");

3. 50,000 shares of Westmark Series D Preferred Stock issued by Westmark to GTB (the "GTB Series D Preferred Stock") and subsequently reissued in satisfaction of obligations of Greenworld in the amount of $250,000 (the "GTB Greenworld Payments");

4. The matters described in this paragraph are collective referred to as the "Disputes."

      The parties desire to resolve the Disputes and any other outstanding issues among them, and for that purpose are entering into this Exchange Agreement.

      For valuable consideration mutually exchanged, the parties to this Agreement, intending to be legally bound, agree as follows:

      1. Unless otherwise provided by the terms of this Agreement, the execution and delivery of the instruments and documents provided for in this Agreement are to take place simultaneously with its execution and delivery.
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      2. Westmark and Greenworld and Westmark and GTB shall exchange mutual general releases (the "Mutual Releases") with each other and with GTB, which releases shall except only (1) those several obligations provided for in this Exchange Agreement and (2) the right of Westmark to rescind or nullify the issuance of the Series E Preferred Stock, or enjoin the assertion of any or all of rights of the holder's with respect thereto based on the actions of Westmark, Greenworld and any other individual or entity involved in its issuance and the right of GTB to claim that such preferred stock has been validly issued to GTB for valid consideration (the "Conflicting Westmark Series E Preferred Stock Claims"). The Conflicting Westmark Series E Preferred Stock Claims may only be asserted in the event Greenworld seeks to enforce the "Greenworld Series E Preferred Stock Security Interest" as provided for and defined in paragraph 4 of this Agreement.

      3. Immediately after entering into this Agreement, Westmark shall cause the Certificate of Incorporation of Greenworld to be restated. Westmark shall thereupon deliver to GTB all of the outstanding shares of common stock of Greenworld, duly endorsed in blank (the "Greenworld Common Stock"). Westmark represents to GTB that it is the sole owner of such shares and that it owns such shares free and clear of all claims and encumbrances. In addition, Westmark shall issue to GTB 37,500 shares (the "December Shares") of its common stock. The issuance of such shares will not be registered under the Securities Act of 1933 (the "Act") or any state securities laws. The certificate representing such shares shall bear customary notations with respect to restrictions under the Act. GTB by the execution and delivery of this Agreement hereby assigns and delivers all of its interest in the Series E Preferred Stock to Westmark. GTB represents to Westmark that it is the sole owner of the Series E Preferred Stock and that it owns such Series E Preferred Stock free of all claims or encumbrances except for the conflicting Westmark Series E Preferred Stock Claims. GTB represents and warrants to Westmark that, after giving effect to the transactions provided herein, it owns no shares and has no rights with respect to the shares of capital stock of Westmark other than the December Shares and its rights with respect to the Series E Preferred Stock.
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      4. In satisfaction of the Westmark Greenworld Advances, and of the GTB
Greenworld Advances, the amount of which each of the parties agrees is as provided for in this Agreement, Greenworld shall issue to Westmark 185,000 shares of its Series A Convertible Preferred Stock (the "Greenworld Series A Convertible Preferred Stock"). As additional consideration for the Greenworld Series A Convertible Preferred Stock, Westmark has paid to Greenworld $30,000, is paying to Greenworld $40,000 upon execution of this Agreement, and is delivering to Greenworld its promissory note in the principal amount of $380,000 (the "Westmark Note"). Payment of the Westmark Note shall be secured by the Greenworld Series A Convertible Preferred Stock and the Westmark Series E Preferred Stock (the "Greenworld Series E Preferred Stock Security Interest") as provided for in a Security Agreement. The parties agree that prior to the receipt by the holders of the Series A Preferred Stock of Preferred Redemption Payments of $450,000 and the receipt by Westmark of repayment of the Greenworld Salary Advances, as defined herein, Greenworld will not make any payments other than expenditures not material to its financial condition or made in the ordinary course of business without the prior written consent of Westmark.

      5. Commencing January 2, 1998, and on the first business day of each month thereafter through December 1998, Westmark shall loan to Greenworld the amount of the combined salaries of Gary Phillipe and Ted Bristow, in amounts not to exceed $8,000 per month (the Greenworld Salary Advances"). If, for any month subsequent to June 1, 1998 Greenworld's Monthly Net Income shall be positive in the amount of $8,000 or more, Westmark's obligation to make the Greenworld Salary Advances shall terminate, and in any event such obligations shall terminate after the last business day of December. In payment of the Greenworld Salary Advances, Greenworld shall pay to Westmark 1/2 of its Net Income within 45 days from the end of each calendar quarter until the amount of the salary advances is repaid. For purposes of calculating the payments provided for herein, Net Income shall mean Greenworld's net income as calculated on the accrual basis in accordance with generally accepted accounting principles applied on a consistent basis. after giving effect to all applicable taxes, but without giving effect to non-cash expenses such as depreciation and amortization of intangible assets. Greenworld shall deliver to the holder of each share of Series A Preferred Stock quarterly or annual, as the case may be, statements of income and expense, a balance sheet and a statement of cash flow (the "Financial Statements") within 45 days, in case of the quarterly statement, and 90 days, in the case of the annual statement, which Financial Statements shall include the calculation of the amounts of any payments provided for herein. In addition, GTB has reached a preliminary agreement with Gary Phillipe to transfer to him 20,000 shares of Greenworld's common stock, subject to redemption by Greenworld at his election (the "Phillipe Redemption Election"). If and to the extent Mr. Phillipe exercises the Phillipe Redemption Election, Greenworld and GTB agree that Greenworld shall reissue : of the shares reacquired by it pursuant to such election to Westmark as additional consideration for the agreement to make the Greenworld Salary Advances.

      6. Greenworld hereby agrees to indemnify and hold harmless Westmark from any and all claims made against it by Gary Phillipe or his Affiliates or others with respect to the operations of Greenworld, including without limitation (a) the issuance of 35,000 shares of Westmark Series D Preferred Stock in the name of Gary Phillipe, (b) The Settlement Agreement dated January 7, 1997 among Westmark, ECS International, Inc ("ECS") and Greenworld, (c) all contracts and agreements between ECS, Westmark and others entered into on April 19, 1996, including but not limited to the Integrated Agreement for Sale of Stock, the Patent License Agreement, the Distribution Agreement, the Independent Contractor Agreement and the, Stock Option Agreement, copies of which have been previously distributed to all of the parties hereto, (d) any claims asserted by Artic International against Westmark with respect to agreements among, Greenworld and Artic International existing as of the date of this Agreement, (the "Artic Agreement") a copy of has been previously distributed to all of the parties and
(e) claims by Mr. Ted Bristow and/or Tom Stoermer, provided that the indemnity provided for in this Section 6 shall not be effective unless and until Gary Phillipe enters into a settlement agreement with Greenworld containing terms substantially the same as those provided for in a memorandum of agreement between Greenworld and Gary Phillipe dated December 4, 1997, a copy of which has previously been delivered to each of the parties, with such material modifications as each of the parties hereto, to the extent affected thereby, may agree to. Each of the parties hereto agree to cooperate in securing such agreement.

      7. Westmark represents to each of the other parties that it has considered the potential profitability of Greenworld in light of, among other things, the Artic Agreement, and that Westmark's Board of Directors nonetheless has determined that the transactions provided for in this Agreement are fair and reasonable and in the best interests of its shareholders. Further, the offer to transfer 815,000 shares of stock in Greenworld to GTB originated from Westmark in the context of the negotiations relating to this Agreement.

      8. Each of the parties hereto agrees that such party shall not directly or indirectly bring or assert any charges, claims or actions against any other party or their agents, directors, officers, employees, partners, associates, successors, heirs, assigns or other representatives, in the future with respect to any charge, claim or action which is the subject of the Mutual Releases, except as provided for therein or in this Agreement. If any party violates the provisions of this Paragraph 8, by bringing or asserting any such charges, claims or actions such party shall be deemed to be in breach of this Agreement and such party agrees to pay all costs and expenses, including attorney's fees, incurred by any other party in defending such charges claims or actions. Each of the parties agree that because of the nature of the agreements provided for in this Paragraph 8, and the irreparable harm and inadequacy of remedies at law such a breach may involve, this covenant not to sue shall be enforceable by injunctive relief, both preliminary and permanent, and appropriate orders providing for such relief may be entered with respect to any anticipated or actual breach by any court of competent jurisdiction against the party violating its provisions in favor of any party against which such charge, claim or action is asserted without thereby waiving or affecting any claims for damages or other available relief. Any such action may be brought without the necessity of posting a bond. If a bond is nevertheless required, notwithstanding the provisions of the paragraph, each of the parties agree that the amount of such bond shall not exceed $1,000.

      9. In addition to the rights provided for in Paragraph 8 of this Agreement, each of the parties, severally and not jointly, agrees to defend, indemnify and hold harmless each of the other parties, and, if applicable, their directors, officers, employees and agents from and against any loss, liability, damage, settlement or expense (including without limitation, attorneys' fees and disbursements) arising from or related to the inaccuracy or breach of any of the representations, warranties, covenants or agreements of such party contained in this Agreement or in any document incorporated by reference into this Agreement, and, in the case of GTB, with respect to claims by the shareholders or creditors of Westmark directly or though Westmark asserting that the transactions provided for herein are not at arms length or are not fair and reasonable to Westmark from a business point of view.

      The party seeking indemnification pursuant to this Paragraph 12 (the "Indemnified Party") shall give (or cause to be given) to the party or parties from whom indemnification is sought hereunder (the "Indemnifying Party") notice of any claim or matter for which indemnity is (or will be) sought under this Paragraph 12. Such notice shall be given promptly after the Indemnified Party receives actual notice or knowledge of the claim or matter that is subject to indemnification. With respect to any claim asserted by a third party against an Indemnified Party for which indemnity is sought hereunder, the relevant Indemnifying Party shall have the right to employ counsel reasonably acceptable to the relevant Indemnified Party to defend against such assertion and such Indemnifying Party shall have the right to compromise or otherwise settle any such action or claim only with the prior written consent of such relevant Indemnified Party, which consent shall not be unreasonably withheld.

      10. All notices or other communications required or permitted under the terms of this Agreement shall be made in writing and shall be deemed given upon
(i) hand delivery or (ii) three days after mailing of same via Certified Mail, Return Receipt Requested, first class postage and registration fees prepaid and correctly addressed to the parties at the following addresses:

      If to GTB:         c/o Charles C. Chillingworth, Esq.
                         2090 Palm Beach Lakes Blvd., Suite 800
                         West Palm Beach, FL  33409-6523

      with a copy to:    Charles C. Chillingworth, Esq.
                         Chillingworth & Conway, P.A.
                         2090 Palm Beach Lakes Blvd., Suite 800
                         West Palm Beach, FL  33409-6523

      If to Westmark:    355 N.E. Fifth Avenue, Suite 4
                         Delray Beach, FL 33483
                         Attn:  Mark Schaftlein, CEO
      with a copy to:    Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.
                         777 S. Flagler Drive, Suite 300-East
                         West Palm Beach, FL  33401
                         Attn:  Morris C. Brown, Esq.

      If to Greenworld:  c/o Charles C. Chillingworth, Esq.
                         Chillingworth & Conway, P.A.
                         2090 Palm Beach Lakes Blvd., Suite 800
                         West Palm Beach, FL  33409-6523

      with a copy to:    Charles C. Chillingworth, Esq.
                         Chillingworth & Conway, P.A.
                         2090 Palm Beach Lakes Blvd., Suite 800
                         West Palm Beach, FL  33409-6523

or to such other address as any of the parties hereto may designate by notice to the others.

      11. (a) SUCCESSORS. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

            (b) EXPENSES. Except as otherwise provided in this Agreement, each party shall be responsible for any and all of the respective fees, costs and expenses incurred by each, in connection with the negotiation, preparation or performance of this Agreement.

            (c) ENTIRE AGREEMENT. This Agreement incorporates by this reference all Exhibits hereto and all documents executed and/or delivered at Closing. This Agreement and the documents so incorporated into it contain the parties' entire understanding and agreement with respect to the subject matter hereof; and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

            (d) AMENDMENTS ONLY IN WRITING. No amendment, modification, waiver or discharge of this Agreement or any provision of this Agreement shall be effective against any party, unless such party shall have consented thereto in writing.

            (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute a single agreement.

            (f) COOPERATION. Each of the parties to this Agreement, when requested by another party, shall give all reasonable and necessary cooperation with respect to any reasonable matters relating to the transactions contemplated by this Agreement.

            (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and, except as provided for in Paragraph 7 of this Agreement, any suit, action or proceeding arising out of or relating to this Agreement shall be commenced and maintained in the District Court in Palm Beach County, Florida or the appropriate United States District Court for the State of Florida and each party waives objection to such jurisdiction and venue.

            (h) HEADINGS. The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

            (i) GENDER; NUMBER. All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context requires.

            (j) SEVERABILITY. The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

            (k) SURVIVAL. Except as otherwise expressly provided in this Agreement, the liabilities and obligations of each party with respect to any and all of its representations, warranties, covenants and agreements set forth in this Agreement and/or in any document incorporated into it shall not be merged into, affected or impaired by the Closing under this Agreement.

            (l) NO THIRD PARTY BENEFICIARIES. This Agreement has been entered into solely for the benefit of the parties that have executed it, and not to confer any benefit or enforceable right upon any other party or entity. Accordingly, no party or entity that has not executed this Agreement shall have any right to enforce any of the provisions of it.

            (m) ATTORNEYS' FEES. In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to an award of the amount of attorneys' fees and disbursements incurred by such party in connection herewith, including fees and disbursements on one or more appeals.

      12. Each of the parties to this Agreement represent to the others that (1) with respect to such party, the execution and delivery of this Agreement and the completion of the transactions provided in it in accordance with its terms
(a)have been duly authorized, and (b) do not and will not conflict with, or l cause a breach of, the terms of any other agreement by which he or it is bound, and (2) such party has either been represented by counsel or has had the opportunity to consult with counsel and declined to do so, and has read and fully understands this Agreement and the Exhibits incorporated into it by reference

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, under seal, the day and year first above written.

WITNESSES:                                GTB COMPANY, a Florida corporation


Sign:                                     By:
                                                Name: Charles C. Chillingworth
Print:                                          Title:      President

Sign:
Print:

                                          WESTMARK GROUP HOLDINGS, INC.,
                                          a Delaware corporation


Sign:                                     By:
                                                Name:
Print:                                          Title:

Sign:
Print:

                                          GREENWORLD TECHNOLOGIES, INC.,
                                          a Nevada corporation

Sign:                                     By:
                                                Name:
Print:                                          Title:

Sign:

Print:

STATE OF FLORIDA              )
                              ) ss.:
COUNTY OFPALM BEACH           )

      The foregoing instrument was acknowledged before me this 14th day of December, 1997 by Charles C. Chillingworth, as President of GTB COMPANY, a Florida corporation, on behalf of the corporation.

                                     Notary:
      [NOTARIAL SEAL]               Print Name:
                                    Notary Public, State of Florida
                                    My commission expires:12/28/99

  Personally Known OR   Produced Identification
        Type of Identification Produced: ____________________________

STATE OF FLORIDA              )
                              ) ss.:
COUNTY OFPALM BEACH           )

      The foregoing instrument was acknowledged before me this 14th day of December, 1997 by Mark Schaftlein, as President and CEO of WESTMARK GROUP HOLDINGS, INC., a Delaware corporation, on behalf of the corporation.

                                    Notary:
      [NOTARIAL SEAL]               Print Name:
                                    Notary Public, State of Florida
                                    My commission expires:12/28/99




        Personally Known OR   Produced Identification
               Type of Identification Produced: _______________

STATE OF FLORIDA              )
                              ) ss.:
COUNTY OFPALM BEACH           )

      The foregoing instrument was acknowledged before me this 14th day of December, 1997 by Alan Adelson, as President and Chief Operating Officer of GREENWORLD TECHNOLOGIES, INC., a Nevada corporation, on behalf of the corporation.

                                    Notary:
      [NOTARIAL SEAL]               Print Name:
                                    Notary Public, State of Florida
                                    My commission expires:12/28/99

        Personally Known OR   Produced Identification
               Type of Identification Produced: _______________